United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2010

PC GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-12991 (Commission File Number)	11-2239561 (IRS Employer Identification Number)

419 Park Avenue South, Suite 500, New York, New York (Address of principal executive offices)	10016 (Zip Code)

Registrant’s telephone number, including area code:  212 687-3260

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

(d)

On January 11, 2010, PC Group, Inc. (the “Company”) received notice from the Office of General Counsel of The Nasdaq Stock Market (“Nasdaq”) that the Company’s request to transfer the listing of its common stock from the Nasdaq Global Market to the Nasdaq Capital Market had been approved by the Nasdaq Hearings Panel (the “Panel”) reviewing the Company’s listing. The transfer became effective at the opening of the market on January 13, 2010. The Company’s common stock will continue to trade under the symbol “PCGR.”  The Panel has granted the Company until July 19, 2010 to meet the $1.00 minimum bid price requirement of the Nasdaq Capital Market under Listing Rule 5550(a)(2).

The Company submitted its request to the Panel to transfer to the Nasdaq Capital Market in response to the letter the Company received from Nasdaq, previously disclosed on the Form 8-K filed by the Company on October 28, 2009, informing the Company that for 30 consecutive business days the Company’s common stock had not maintained the minimum market value of publicly held shares of $5,000,000 for continued inclusion on the Nasdaq Global Market under Listing Rule 5450(b)(1)(C).

The Nasdaq Capital Market is a continuous trading market that operates in substantially the same manner as the Nasdaq Global Market. Companies listed on the Nasdaq Capital Market must meet certain financial requirements and adhere to Nasdaq’s corporate governance standards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PC GROUP, INC.

Date: January 13, 2010	By:	/s/ Kathleen P. Bloch
Kathleen P. Bloch
Vice President, Chief Operating Officer and Chief Financial Officer